Exhibit 99.9
MERRILL LYNCH & CO., INC.
INDEX TO FINANCIAL STATEMENT SCHEDULE
Page Reference

Schedule I
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
MERRILL LYNCH & CO., INC.
(Parent Company Only)
CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(dollars in millions)

	Year Ended Last Friday in December
	2006	2005	2004
	(52 weeks)	(52 weeks)	(53 weeks)
NET REVENUES
Management service fees (from affiliates)	$324	$323	$323
Other	(80)	41	54

	244	364	377

Interest revenue	6,381	4,197	2,174
Less interest expense	6,322	4,205	2,207

Net interest profit (loss)	59	(8)	(33)

Gain on merger	422	—	—

Total Net Revenues	725	356	344

NON-INTEREST EXPENSES
Compensation and benefits	648	360	292
Professional fees	190	147	150
Communications and technology	66	89	63
Occupancy and related depreciation	42	40	24
Other	169	153	104

Total Non-Interest Expenses	1,115	789	633

LOSSES BEFORE INCOME TAX BENEFIT	(390)	(433)	(289)
Income Tax Benefit	767	369	140

EQUITY IN EARNINGS OF AFFILIATES, NET OF TAX	7,122	5,180	4,585

NET EARNINGS	7,499	5,116	4,436

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX	(5)	(363)	70

COMPREHENSIVE INCOME	$7,494	$4,753	$4,506

PREFERRED STOCK DIVIDEND	$188	$70	$41

NET EARNINGS APPLICABLE TO COMMON STOCKHOLDERS	$7,311	$5,046	$4,395

See Notes to Condensed Financial Statements.

Schedule I
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
MERRILL LYNCH & CO., INC.
(Parent Company Only)
CONDENSED BALANCE SHEETS
(dollars in millions, except per share amounts)

	December 29,	December 30,
	2006	2005
ASSETS
Cash and cash equivalents	$6,236	$3,074
Cash pledged as collateral	—	285
Receivables under resale agreements	6,936	4,543
Investment securities (includes securities pledged as collateral of $5,774 in 2006 and $12,129 in 2005)	20,230	25,290
Advances to affiliates
Senior advances	116,391	86,259
Subordinated loans and preferred securities	17,753	18,730

	134,144	104,989

Investments in affiliates	35,269	29,223
Equipment and facilities (net of accumulated depreciation and amortization of $208 in 2006 and $195 in 2005)	74	60
Other receivables and assets	1,017	1,071

TOTAL ASSETS	$203,906	$168,535

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Payables under repurchase agreements	$5,471	$11,159
Short-term borrowings	4,281	1,915
Payables to affiliates	4,187	5,165
Other liabilities and accrued interest payable	3,850	3,317
Long-term borrowings	147,079	111,379

Total Liabilities	164,868	132,935

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stockholders’ Equity (liquidation preference of $30,000 per share; issued: 2006 — 105,000 shares; 2005 — 93,000 shares)	3,145	2,673

Common Stockholders’ Equity
Shares exchangeable into common stock	39	41
Common stock (par value $1.33 1/3 per share; authorized:
3,000,000,000 shares; issued: 2006 — 1,215,381,006 shares and 2005 — 1,148,714,008 shares)	1,620	1,531
Paid-in capital	18,919	13,320
Accumulated other comprehensive loss (net of tax)	(784)	(844)
Retained earnings	33,217	26,824

	53,011	40,872

Less: Treasury stock, at cost (2006 — 350,697,271 shares; 2005 —233,112,271 shares)	17,118	7,945

Total Common Stockholders’ Equity	35,893	32,927

Total Stockholders’ Equity	39,038	35,600

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$203,906	$168,535

See Notes to Condensed Financial Statements.

Schedule I
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
MERRILL LYNCH & CO., INC.
(Parent Company Only)
CONDENSED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended Last Friday in December
	2006	2005	2004
Cash flows from operating activities:
Net earnings	$7,499	$5,116	$4,436
Non-cash items included in earnings:
Gain on merger	(422)	—	—
Equity in earnings of affiliates	(7,122)	(5,180)	(4,585)
Depreciation and amortization	13	15	13
Stock compensation expense	202	54	41
Deferred taxes	670	101	125
Other	(147)	254	215
Changes in operating assets and liabilities:
Cash pledged as collateral	285	—	11
Receivables under resale agreements	(2,394)	(1,195)	(3,348)
Payables under repurchase agreements	(5,689)	628	3,946
Dividends and partnerships distributions from affiliates	2,796	5,033	874
Other, net	(412)	(2,433)	3,303

Cash (used for) provided by operating activities	(4,721)	2,393	5,031

Cash flows from investing activities:
Proceeds from (payments for):
Advances to affiliates	(30,134)	(11,519)	(12,678)
Maturities of available-for-sale securities	3,690	7,998	7,272
Sales of available-for-sale securities	9,202	4,837	2,290
Purchases of available-for-sale securities	(3,037)	(18,849)	(12,587)
Non-qualifying investments	268	1,383	(1,331)
Investments in affiliates	(829)	1,408	(521)
Equipment and facilities	(27)	(10)	(12)

Cash used for investing activities	(20,867)	(14,752)	(17,567)

Cash flows from financing activities:
Proceeds from (payments for):
Short-term borrowings	2,367	(146)	(1,339)
Issuance and resale of long-term borrowings	57,699	40,671	43,246
Settlement and repurchase of long-term borrowings	(24,502)	(28,825)	(21,325)
Issuance of common stock	1,838	858	589
Issuance of preferred stock, net	472	2,043	205
Common stock repurchases	(9,088)	(3,700)	(2,968)
Other common stock transactions	539	(80)	41
Excess tax benefits related to stock-based compensation	531	—	—
Dividends	(1,106)	(777)	(643)

Cash provided by financing activities	28,750	10,044	17,806

Increase (decrease) in cash and cash equivalents	3,162	(2,315)	5,270
Cash and cash equivalents, beginning of year	3,074	5,389	119

Cash and cash equivalents, end of year	$6,236	$3,074	$5,389

Supplemental disclosure of cash flow information
Cash paid for:
Income taxes	$1,237	$626	$375
Interest	6,413	3,560	1,985

Non-cash investing and financing activities:
The investment recorded in connection with the merger of the MLIM business with BlackRock totaled $5.1 billion (See Note 2)
See Notes to Condensed Financial Statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY ONLY)
NOTE 1. BASIS OF PRESENTATION
The condensed financial statements of Merrill Lynch & Co., Inc. (“ML & Co.” or the “Parent Company”) should be read in conjunction with the Consolidated Financial Statements of Merrill Lynch & Co., Inc. and subsidiaries (collectively, “Merrill Lynch”) and the Notes thereto in the ML & Co. Annual Report on Form 10-K for the fiscal year ended December 29, 2006 (the “Annual Report”).
The Parent Company condensed financial statements are presented in accordance with U.S. Generally Accepted Accounting Principles, which include industry practices.
Interest revenue includes $5.3 billion, $3.2 billion and $1.8 billion of revenues from affiliates for years ended December 29, 2006, December 30, 2005, and December 31, 2004, respectively. Interest expense includes $0.2 billion, $0.6 billion and $0.3 billion of expenses to affiliates for years ended December 29, 2006, December 30, 2005, and December 31, 2004, respectively.
Investments in affiliates are accounted for in accordance with the equity method.
The Parent Company hedges certain risks arising from long-term borrowing payment obligations and investments in and loans to foreign subsidiaries. See Note 9 and the “Derivatives” section of Note 1 to the Consolidated Financial Statements in the Annual Report, respectively, for additional information on these hedges.
NOTE 2. BLACKROCK MERGER
On September 29, 2006, Merrill Lynch completed the merger of its Merrill Lynch Investment Managers (“MLIM”) business with BlackRock, Inc. (“BlackRock”) (the “BlackRock merger”). In connection with the BlackRock merger, Merrill Lynch received 65 million BlackRock common and preferred shares and owns a 45% voting interest and approximately half of the economic interest of the combined company.
ML & Co. holds 32.4 million (49.8%) of the BlackRock

shares. At the completion of the BlackRock merger, ML & Co. recognized a pre-tax gain of $422 million. ML & Co.’s investment in BlackRock is $5.1 billion and is included in Investment securities on the Condensed Balance Sheet. Merrill Lynch accounts for its investment in BlackRock under the equity method of accounting and records its share of BlackRock's earnings, net of expenses and taxes, in other revenues on the Consolidated Statement of Earnings.
NOTE 3. SECURITIES FINANCING TRANSACTIONS
ML & Co. enters into secured borrowing and lending transactions as a part of its normal operating activities. Under these transactions, ML & Co. will enter into repurchase or resale agreements. Receivables under resale agreements includes $6.1 billion and $4.4 billion in resale agreements with affiliates for December 29, 2006 and December 30, 2005, respectively. Payables under repurchase agreements includes $5.1 billion and $11.2 billion with affiliates for December 29, 2006 and December 30, 2005, respectively.
NOTE 4. INVESTMENT SECURITIES
Investment securities include liquid debt instruments held for liquidity and collateral purposes. Investment securities reported on the Condensed Balance Sheets at December 29, 2006 and December 30, 2005 are as follows:

(dollars in millions)
	2006	2005

Investment securities
Available-for-sale	$14,424	$24,312
Non-qualifying(1)
Investment in BlackRock	5,096	—
Investments in trust preferred securities	490	548
Deferred compensation hedges(2)	13	9
Other	207	421

Total	$20,230	$25,290

(1)	Non-qualifying for SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, purposes.

(2)	Represents investments economically hedging deferred compensation liabilities.
Investment securities accounted for under SFAS No. 115 are classified as available-for-sale, held-to-maturity, or trading as described in Note 1 to the Consolidated Financial Statements within the Annual Report.
Information regarding investment securities subject to SFAS No. 115 follows:

(dollars in millions)
	December 29, 2006				December 30, 2005
	Cost/	Gross	Gross	Estimated	Cost/	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Available-for- Sale
Mortgage- and asset- backed securities	$13,075	$13	$(112)	$12,976	$22,055	$45	$(165)	$21,935
U.S. Government and agencies	1,466	—	(18)	1,448	2,409	—	(32)	2,377

Total	$14,541	$13	$(130)	$14,424	$24,464	$45	$(197)	$24,312

The following table presents fair value and unrealized losses, after hedges, for available-for-sale securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 29, 2006 and December 30, 2005.

(dollars in millions)
	Less than 1 Year		More than 1 Year		Total
	Estimated Fair	Unrealized	Estimated Fair	Unrealized	Estimated Fair	Unrealized
ASSET CATEGORY	Value	Losses	Value	Losses	Value	Losses

December 29, 2006
Mortgage- and asset-backed securities	$2,763	$(8)	$5,699	$(104)	$8,462	$(112)
U.S. Government and agencies	—	—	1,448	(18)	1,448	(18)

Total temporarily impaired securities	$2,763	$(8)	$7,147	$(122)	$9,910	$(130)

December 30, 2005
Mortgage- and asset-backed securities	$11,399	$(122)	$2,447	$(44)	$13,846	$(166)
U.S. Government and agencies	2,328	(31)	50	—	2,378	(31)

Total temporarily impaired securities	$13,727	$(153)	$2,497	$(44)	$16,224	$(197)

The majority of the unrealized losses relate to mortgage- and asset-backed securities. The majority of these investments are AAA-rated debentures and mortgage-backed securities issued by U.S. agencies.
ML & Co. reviews its available-for-sale securities periodically to determine whether any impairment is other-than-temporary. Factors considered in the review include length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and ML & Co.’s intent and ability to retain the security to allow for an anticipated recovery in market value. As of December 29, 2006, ML & Co. does not consider the securities to be other-than-temporarily impaired.
The amortized cost and estimated fair value of debt securities at December 29, 2006 by contractual maturity, for available-for-sale securities follow:

(dollars in millions)
	Available-for-Sale

	Amortized	Estimated Fair
	Cost	Value

U.S. Government and agencies:
Due in one year or less	$1,150	$1,145
Due after one year through five years	316	303

	1,466	1,448
Mortgage- and asset-backed securities	13,075	12,976

Total(1)	$14,541	$14,424

(1) Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

The proceeds and gross realized gains (losses) from the sale of available-for-sale securities are as follows:

(dollars in millions)
	2006	2005	2004

Proceeds	$9,202	$4,837	$2,290
Gross realized gains	27	43	17
Gross realized losses	(32)	(16)	(1)

(See Note 5 to the Consolidated Financial Statements in the Annual Report for further information.)
NOTE 5. ADVANCES TO AFFILIATES
The Parent Company provides funding to subsidiaries in the form of senior advances, subordinated loans, preferred securities, and equity.
Senior advances are provided to regulated and unregulated subsidiaries and have an average maturity of less than one year.
Subordinated loans are provided to regulated subsidiaries and qualify as regulatory capital. Subordinated loans are supported by Parent Company long-term capital. As of December 29, 2006, the average maturity of subordinated loans was approximately 2 years, with maturities on individual loans ranging from 1 to 9 years (see Note 16 to the Consolidated Financial Statements in the Annual Report for further information).
Preferred securities represent $4.3 billion in Redeemable Cumulative Preferred Stock issued to ML & Co. by unregulated consolidated Merrill Lynch subsidiaries. Approximately $3.0 billion in preferred stock is redeemable anytime on or after December 31, 2006. The remaining $1.3 billion in preferred stock is redeemable at any time at the option of either ML & Co. or the issuing subsidiary.
NOTE 6. LONG-TERM BORROWINGS
Long-term borrowings, including adjustments for the effects of fair value hedges and various equity-linked or other indexed instruments, and long-term debt issued to trust preferred securities at December 29, 2006, mature as follows:

(dollars in millions)

2007	$29,160	20%
2008	29,356	20
2009	21,804	15
2010	13,226	9
2011	15,595	10
2012 and thereafter	37,938	26

Total	$147,079	100%

Long-term borrowings includes $684 million and $791 million of borrowings purchased by affiliates in the secondary market as of December 29, 2006 and December 30, 2005, respectively.
Borrowing Facilities
ML & Co. maintains a $5 billion liquidity facility in the form of a committed repurchase agreement with Merrill Lynch Bank USA. Assets eligible for repurchase under the terms of the repurchase agreement include securities issued by the U.S. Treasury, Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Corporation. This facility renews annually.
(See Note 9 to the Consolidated Financial Statements in the Annual Report for further information.)
NOTE 7. COMMITMENTS, CONTINGENCIES AND GUARANTEES
ML & Co. has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities as a global diversified financial services institution. Some of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress. ML & Co. is also involved in investigations and/or proceedings by governmental and self-regulatory agencies. ML & Co. believes it has strong defenses to, and where appropriate, will vigorously contest, many of these matters. Given the number of these matters, some are likely to result in adverse judgments, penalties, injunctions, fines, or other relief. ML & Co. may explore potential settlements before a case is taken through trial because of the uncertainty, risks, and costs inherent in the litigation process. In accordance with SFAS No. 5, Accounting for Contingencies, ML & Co. will accrue a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many lawsuits and arbitrations, including almost all of the class action lawsuits, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, ML & Co. cannot predict what the eventual loss or range of loss related to such matters will be. ML & Co. continues to assess these cases and believes, based on information available to it, that the resolution of these matters will not have a material adverse effect on the financial condition of ML & Co. as set forth in the Condensed Financial Statements, but may be material to ML & Co.’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings.
ML & Co. is under examination by the Internal Revenue Service (“IRS”) and states in which Merrill Lynch has significant business operations, such as New York. The tax years under examination vary by jurisdiction. An IRS examination covering the years 2001-2003 was completed in 2006. IRS audits are in progress for the tax years 2004-2006. The IRS field audit for the 2004 and 2005 tax years is expected to be completed in 2007. New York State and City audits for the years 1997-2001 were also completed in 2006 and did not have a material impact on the condensed financial statements. ML & Co. regularly assesses the likelihood of additional assessments in each of the tax jurisdictions resulting from these examinations. Tax reserves have been established which the Parent Company believes to be adequate in relation to the potential for additional assessments. However, there is a reasonable possibility that additional amounts may be incurred. ML & Co. adjusts the level of reserves when there is more information available, or when an event occurs requiring a change. The reassessment of tax reserves could have a material impact on the Parent Company’s effective tax rate in the period in which it occurs.
ML & Co. guarantees certain senior debt instruments and structured notes issued by subsidiaries, which totaled $35.0 billion and $15.7 billion in 2006 and 2005, respectively. Also, in the normal course of business, ML & Co. guarantees certain of its subsidiaries’ obligations under derivative contracts. The total liability balance for derivatives on these subsidiaries, after the effect of netting pursuant to enforceable netting agreements, was approximately $36.3 billion and $26.3 billion at December 29, 2006 and December 30, 2005, respectively. This represents the current fair value of the subsidiaries’ obligations. The maximum payout is not quantifiable because, for example, changes in the value of the underlying of the derivative contract could be unlimited. Under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, ML & Co. is not subject to the initial recognition and measurement provisions for its exposure to guarantees of its subsidiaries’ obligations. ML & Co. records all derivative transactions at fair value on its Condensed Balance Sheets (see the “Derivatives” section of Note 1 to the Consolidated Financial Statements in the Annual Report for discussion of risk management of derivatives).
In addition to the derivative contracts described above, ML & Co. guarantees certain liquidity facilities. ML & Co. also provides guarantees associated with the Hopewell campus and aircraft leases. The maximum exposure to ML & Co. as a result of these guarantees is approximately $322 million as of December 29, 2006 and December 30, 2005. The carrying value of the liability on the Condensed Balance Sheets is $17 million and $20 million at December 29, 2006 and December 30, 2005, respectively. (See Note 12 to the Consolidated Financial Statements in the Annual Report for further information.)
ML & Co. also guarantees, on a junior subordinated basis, the payment in full of all distribution and other payments on the trust preferred securities to the extent that the trusts have funds legally available. This guarantee and similar partnership distribution guarantees are subordinated to all other liabilities of ML & Co. and rank equally with preferred stock of ML & Co. (see Note 9 to the Consolidated Financial Statements in the Annual Report for further information).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:
We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 29, 2006 and December 30, 2005, and for each of the three years in the period ended December 29, 2006, management’s assessment of the effectiveness of Merrill Lynch’s internal control over financial reporting as of December 29, 2006, and the effectiveness of Merrill Lynch’s internal control over financial reporting as of December 29, 2006, and have issued our reports thereon dated February 26, 2007 (which reports express unqualified opinions and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment); such consolidated financial statements and reports are included in this 2006 Annual Report on Form 10-K. Our audits also included the financial statement schedule of Merrill Lynch & Co., Inc., listed on Exhibit 99.9 which is included in and incorporated by reference in this 2006 Annual Report on Form 10-K. This financial statement schedule is the responsibility of Merrill Lynch’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ Deloitte & Touche LLP
New York, New York
February 26, 2007